Exhibit 99-B

Shareholder question, November 19, 2008:

Could you please advise if there is an existing plan that OMAG management has to attract new potential investment from institutions or other substantial non-retail investors?

Investor Relations response, November 20, 2008:

Dear stock_shark1,

To the extent possible, publically traded companies seek long term shareholders and institutional investors [mutual funds, pension funds, investment banks, etc.] who are generally investing for other people. These institutions work to buy stocks that are undervalued and offer good prospects for their clients. Institutional investors typically use analysts, specialists and other researchers for their due diligence for companies in which they plan to invest. They also evaluate industry conditions and study the outlook for potential investments and therefore tend to be long term shareholders.

Your question is well founded.

In past conversations with Agoracom, Company management has indicated that it has had semi-regular conversations with a handful of fund managers regarding the bright prospects for OMAG which discussions continue to date. Agoracom has also introduced Omagine to two Canadian funds. While the very rigorous screens for fundamental and technical analysis of most institutional investors cannot yet be met, the Company expects to intensify discussions with institutional investors following the signing of the Development Agreement with the Government of Oman. The Company also has identified and plans to employ a dedicated investor relations person on staff to develop and execute campaigns that specifically target such appropriate institutional investors.

The Company currently subscribes to Standard & Poor's Market Access Program that disseminates Company information to users of Standard & Poor's Advisor Insight, an internet based research engine used by more than 100,000 investment advisors registering over one million hits per day. In addition Standard & Poor's Stock Guide Database is distributed electronically to virtually all major quote vendors (Reuters Bridge, ADP, and other quote vendors) presenting OMAG's investment picture on a daily basis to hundreds of thousands of investment professionals.

Meantime, through Agoracom the Company employs specific direct information programs to retail (non-institutional) investors principally through online advertisements (Yahoo Finance for example) and Google online keyword discovery programs. Programs are rotated to create variety in the investor marketplace. Print advertisements in investor publications, both daily and monthly, are under consideration to attract additional retail investors. The Company intends to apply for a NASDAQ listing when and if the Company meets the NASDAQ listing requirements. In this regard it should be noted that the Company has been carefully preparing itself for such a listing by meeting or exceeding the corporate governance requirements for outside directors and several other such listing requirements. The Company expects, but cannot guarantee, that it will meet the remaining NASDAQ listing requirements within a short time after signing the Development Agreement with the Government of Oman. Such a listing will, in the Company's view, greatly facilitate the institutional following for its common stock.

We appreciate your question.

Regards,
Agoracom